Exhibit 5.9

May 8, 2006

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration Statement on Form S-1 relating to $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016, $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012, $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011, $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 and $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 8, 2006 (as amended, the "Registration Statement") by AMC Entertainment Inc. (the "Company") for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016 (the "2016 Notes"), (ii) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Rate Notes"), (iii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iv) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "2011 Notes"), (v) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes") and (vi) $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the 2016 Notes, the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, the "Notes") under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion set forth below with respect to the guarantees of the Notes (the "Guarantees") by Loews Richmond Mall Cinemas, Inc. and Mid-State Theatres, Inc. (the "Ohio Guarantors"), each an Ohio corporation.

        The 2016 Notes and related Guarantees were issued pursuant to an indenture, dated as of January 26, 2006, as supplemented by the First Supplemental Indenture, dated as of April 20, 2006 (the "2016 Notes Indenture"), among the Company, the guarantors party therein and HSBC Bank, National Association, as Trustee (the "Trustee"). The Fixed Rate Notes and the Floating Rate Notes and the related Guarantees were issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture, dated as of December 23, 2004, a Second Supplemental Indenture, dated as of January 26, 2006, and a Third Supplemental Indenture, dated as of April 20, 2006 (the "Fixed Rate Notes Indenture" and the "Floating Rate Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2011 Notes and the related Guarantees were issued pursuant to an indenture, dated as of January 27, 1999, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, the Second Supplemental Indenture, dated as of December 23, 2004, the Third Supplemental Indenture, dated as of January 26, 2006, and the Fourth Supplemental Indenture, dated as of April 20, 2006 (the "2011 Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2012 Notes and the related Guarantees were issued pursuant to an indenture, dated as of January 16, 2002, as supplemented by the First Supplemental Indenture, dated as of December 23, 2004, the Second Supplemental Indenture, dated as of January 26, 2006, and the Third Supplemental Indenture, dated as of April 20, 2006 (the "2012 Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2014 Notes and the related Guarantees were issued pursuant to an indenture, dated as of February 24, 2004, as supplemented by the First Supplemental Indenture, dated as of December 23, 2004, the Second Supplemental Indenture, dated as of January 26, 2006, and the Third Supplemental Indenture, dated as of April 20, 2006 (the "2014 Notes Indenture" and, together with the 2016 Notes Indenture, the Fixed

Rate Notes Indenture, the Floating Rate Notes Indenture, the 2011 Notes Indenture and the 2012 Notes Indenture, the "Indentures"), among the Company, the guarantors party thereto and the Trustee.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied, without independent verification, on representations made in the Guarantees and in the certificates of officers of the Ohio Guarantors. We have examined, among other things, the following:

  (a)
  the Guarantees; and

  (b)
  certain resolutions adopted by the directors of the Ohio Guarantors by unanimous written consent, as certified to us by the Secretary of each Ohio Guarantor.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Ohio Guarantors, had or will have the power, corporate or other, to enter into and perform all of their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

        The opinions expressed below are limited to the laws of the State of Ohio. We do not express any opinion with respect to the law of any jurisdiction other than the State of Ohio or as to the effect of any such laws on the opinions herein stated.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof the Guarantees of each of the Ohio Guarantors have been duly authorized by all necessary corporate action of each Ohio Guarantor.

        Our opinion above is subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) to general principles of equity and the equitable discretion of courts, including concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        We do not express any opinion, and no opinion should be implied or may be inferred, with respect to the validity or enforceability of the Indentures or the Guarantees.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Porter, Wright, Morris & Arthur LLP